Exhibit 99.1

News Release

For Release October 22, 2008
3:00 P.M.

Contact:

Michael C. Crapps, President & Chief Executive Officer or

Joseph G. Sawyer, Senior Vice President & Chief Financial Officer
(803) 951- 2265

First Community Corporation Announces Operating Results, and Cash Dividend

Company reports strong operating earnings and well-capitalized status

Highlights

•                  Operating earnings of $1.14 million ($.35 EPS) for third quarter and $3.5million ($1.09 EPS) year to date.

•                  Other than temporary impairment charge of $5.1 million (after tax) which caused a net loss of $3.9 million in third quarter

•                  Loan growth at 6.7% annualized rate.

•                  Non-performing assets of .32%.

•                  Net loan charge-offs of .23% annualized.

•                  Acquired two financial planning investment advisory firms.

•                  Continues payment of $.08 per share cash dividend to holders of FCCO common stock.

Lexington, S.C.  October 22, 2008 - Today, First Community Corporation (FCCO), the holding company for First Community Bank, reported operating income for year-to-date and the third quarter of 2008.  Operating income for the nine months ended September 30, 2008 was $3.5 million compared to $2.7 million in the first nine months of 2007, an increase of 29.7%.  Year-to-date operating diluted earnings per share for 2008 were $1.09 compared to $.82 in 2007, an increase of 33%.  Operating income for the third quarter of 2008 was $1.14 million compared to third quarter of 2007 operating income of $1.15 million.  Operating diluted earnings per share were $.35 for the third quarter of 2008 and 2007.

On September 7, 2008, the U.S. Treasury Department announced their decision to place the Federal Home Loan Mortgage Corporation (commonly known as Freddie Mac) into conservatorship and to suspend cash dividends paid on its preferred stock.  Due to this action, and as previously announced, the Company experienced an “other than temporary impairment” (OTTI) charge in this quarter, which along with the previously reported second quarter OTTI charge, eliminated any further exposure in the Company’s investment portfolio to Freddie Mac equity securities.  This charge was in the amount of $5.1 million on an after tax basis.  Including the above mentioned non-cash impairment charge, the Company reported a net loss of $6.3 million or ($1.95) diluted earnings (loss) per share for the nine-month period ending September 30, 2008.  For the third quarter of 2008 the Company reported a net loss of $3.9 million or ($1.22) diluted earnings (loss) per share.

It is important to note that even with this above-mentioned OTTI charge First Community continues to be well capitalized.  First Community’s total risk-based capital ratio, Tier 1 risk-based capital ratio, and leverage capital ratio were 11.7%, 10.8% and 6.7%, respectively.  The regulatory guidelines to be considered “well-capitalized” are 10.0%, 6.0%, and 5.0%, respectively.

The corporation also announced that the Board of Directors has approved a cash dividend for the third quarter of 2008.  The Company will again pay a $.08 per share dividend to holders of the bank’s common stock.  This dividend is payable November 14, 2008 to shareholders of record as of October 31, 2008.  This represents the payment of dividends for the past 25 consecutive quarters with a dividend payment of $.08 of share for the past four consecutive quarters.  Since it has begun paying dividends the Company has never decreased or suspended the payment of dividends to stockholders.

“While the Freddie Mac issue can tend to overshadow everything else, it is important to step back from this issue and from all of the headlines that can be overwhelming at times and evaluate the operating performance of our company.  The fact that we remain well capitalized by regulatory definition, that the quality of our loan portfolio remains excellent as compared to our peers in the industry, and the fact that our operating earnings have remained significantly strong over the duration of this economic downturn speaks volumes to our preparation to withstand this type of environment,” noted Mike Crapps, President and CEO of First Community.  He continued, “All of this also positions us well to take advantage of opportunities in the future and for our shareholders to benefit as the financial sector stabilizes.  Our tangible book value at quarter end was $8.33 per share, and most recently, our stock has traded around that value.  The price to earnings (trailing twelve months operating earnings) ratio is approximately 6.0, given recent trading values.”

The Company continues to enjoy solid loan portfolio growth and excellent quality.  For the first nine months of the year, the Company’s loan portfolio grew by an annualized rate of 6.2%.  The ratio of non-performing assets to total assets is only .32%, which the Company believes compares very favorably to the peer group’s average.  In addition, net loan charge-offs during the first nine months of 2008 were at an annualized rate of .23%, which the Company believes is significantly better than the peer group’s average and are another indicator of how well the loan portfolio is performing at this challenging point in the economic cycle.  Crapps commented, “Given the current economic environment, we are especially pleased that we have been able to continue to increase our loan portfolio with quality loans.”

The Company reported strong core deposit growth during the first nine months of 2008. With an annualized 7.2% growth rate for core deposit account balances (including cash management accounts), and a steady increase in the number of new core deposit account relationships, the Company continues to find success in this critical area.”

Operating earnings for the nine month period ended September 30, 2008 increased by 30% over the same period in 2007.   Crapps noted, “Non-interest income, fees for financial products and services, was the major contributor to this increase in earnings led by an increase in the mortgage division revenue of 78.1% and an investment services division revenue increase of 11.4%.”

As referenced in previous releases the Company has discussed the identification of ways to further diversify its revenue stream.  On September 15, 2008, the Company completed the acquisition of two financial planning and investment advisory firms.  These firms had combined assets under management of approximately $40 million.  The purchase price of these two acquisitions is not material to the Company’s balance sheet.  This new division, First Community Financial Consultants, combines the investment services unit already in place at First Community with the added capabilities of holistic financial planning and investment advisory services.  Crapps commented on this acquisition by noting, “This line of business is entirely consistent with our vision to be a provider of financial solutions to local businesses, entrepreneurs, and professionals.  Further it is consistent with our culture of building long-term integrity and trust-based relationships with our customers.  Now more than ever, people are seeking really smart advice about their investment strategies as they plan for the future.”

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina.  First Community Bank operates eleven banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce - West Columbia, Chapin, Northeast Columbia, Newberry, Prosperity, Red Bank and Camden.   Total assets for the Company were $633.9 million at September 30, 2008 and shareholders’ equity at September 30, 2008 was $57.0 million.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousand, except per share data)

	At September 30,		December 31,
	2008	2007	2007

Total Assets	$633,865	$577,751	$565,613
Investment Securities	221,853	187,441	175,258
Loans	324,333	302,829	310,028
Allowance for Loan Losses	3,664	3,525	3,530
Total Deposits	433,318	413,301	405,854
Securities Sold Under Agreements to Repurchase	27,352	26,699	23,334
Federal Home Loan Bank Advances	92,689	52,936	50,829
Junior Subordinated Debt	15,464	15,464	15,464
Shareholders’ Equity	57,015	64,172	63,996

Book Value Per Share	$17.70	$19.91	$19.93
Tangible Book Value Per Share	$8.33	$10.63	$10.67
Equity to Assets	9.00%	11.11%	11.31%
Loan to Deposit Ratio	74.85%	73.27%	76.39%
Allowance for Loan Losses/Loans	1.13%	1.16%	1.14%

Average Balances:

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Average Total Assets	$635,539	$561,036	$612,684	$547,307
Average Loans	321,601	302,269	316,064	293,478
Average Earning Assets	560,191	483,684	537,077	469,233
Average Deposits	432,725	410,411	421,074	403,932
Average Other Borrowings	138,027	81,590	123,414	75,256
Average Shareholders’ Equity	59,098	63,637	62,332	63,263

Asset Quality
Nonperforming Assets:
Non-accrual loans	$1,732	$557	$1,732	$557
Other real estate owned	180	63	180	63
Accruing loans past due 90 days or more	132	542	132	542
Total nonperforming assets	$2,044	$1,162	$2,044	$1,162

Loans charged-off	$443	$56	$650	$252
Overdrafts charged-off	19	34	69	110
Loan recoveries	(14)	(47)	(100)	(258)
Overdraft recoveries	(9)	(9)	(30)	(55)
Net Charge-offs	$439	$34	$589	$49
Net Charge-offs to Average Loans	0.14%	0.01%	0.19%	0.02%

Post Office Box 64 / Lexington, SC 29071

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Interest Income	$8,426	$7,997	$24,764	$22,836
Interest Expense	3,990	4,088	11,854	11,551
Net Interest Income	4,436	3,909	12,910	11,285
Provision for Loan Losses	359	134	723	360
Net Interest Income After Provision	4,077	3,775	12,187	10,925
Non-interest Income:
Deposit service charges	750	714	2,071	1,972
Mortgage origination fees	130	77	460	258
Commission on sale non deposit products	85	75	243	219
Gain (loss) on sale of securities	—	—	(28)	74
Other-than-temporary-impairment write-down on securities	(8,163)	—	(14,325)	—
Fair value adjustments	(8)	138	165	46
Other	368	359	1,097	1,038
Total non-interest income	(6,838)	1,363	(10,317)	3,607
Non-interest Expense:
Salaries and employee benefits	1,987	1,839	5,894	5,448
Occupancy	298	340	858	912
Equipment	314	317	956	949
Marketing and public relations	95	97	395	376
Amortization of intangibles	123	167	384	502
Other	1,054	713	2,811	2,426
Total non-interest expense	3,871	3,473	11,298	10,613
Income Before Taxes	(6,632)	1,665	(9,428)	3,919
Income Tax Expense	(2,686)	517	(3,123)	1,152
Net Income	$(3,946)	$1,148	$(6,305)	$2,767

Primary Earnings Per Share	$(1.23)	$0.35	$(1.97)	$0.85
Diluted Earnings Per Share	$(1.22)	$0.35	$(1.95)	$0.84

Average primary shares outstanding	3,205,148	3,237,183	3,203,148	3,240,665
Average diluted shares outstanding	3,221,749	3,281,757	3,233,373	3,294,726

Return on average assets
GAAP earnings (loss)	-2.47%	0.81%	-1.38%	0.68%
Operating earnings	0.71%	0.81%	0.77%	0.66%
Return on Average Equity:
GAAP earnings (loss)	-26.56%	7.16%	-13.51%	5.84%
Operating earnings	7.66%	7.16%	7.54%	5.74%
Return on Average Tangible Equity:
GAAP earnings (loss)	-53.10%	13.54%	-25.72%	11.18%
Operating earnings	15.33%	13.54%	14.35%	10.96%
Net Interest Margin (non taxable equivalent)	3.15%	3.21%	3.21%	3.22%
Net Interest Margin (taxable equivalent)	3.17%	3.29%	3.27%	3.30%

RECONCILIATION OF GAAP TO NON-GAAP MEASURE (OPERATING EARNINGS)

(Dollars in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Net Income (Loss), As Reported (GAAP)	$(3,946)	$1,148	$(6,305)	$2,767
Add: Income tax expense (benefit)	(2,686)	517	(3,123)	1,152
	(6,632)	1,665	(9,428)	3,919
Non-operating items:
(Gain) loss on sale of securities	—	—	28	(74)
Other-than-temporary-impairment write-down on securities	8,163	—	14,325	—
Pre-tax operating earnings (loss)	1,531	1,665	4,925	3,845
Related income tax expense	393	517	1,406	1,131
Operating earnings, (net income, excluding non operating items)	$1,138	$1,148	$3,519	$2,714